UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Fibrocell Science, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fibrocell Science, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

April 30, 2015

To the Stockholders of Fibrocell Science, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Fibrocell Science, Inc. on June 24, 2015. The Annual Meeting will be held at 8:30 a.m. local time at the Hilton Garden Inn, 720 Eagleview Blvd., Exton, Pennsylvania 19341.
Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the Proxy Statement carefully. The Proxy Statement and proxy card are being mailed to all stockholders of record as of April 28, 2015.
Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. Even after returning your proxy, if you are a stockholder of record and do attend the meeting and wish to vote your shares in person, you still may do so.
We look forward to seeing you on June 24, 2015.
Very truly yours,
FIBROCELL SCIENCE, INC.

By:	/s/ DAVID PERNOCK
David Pernock
Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Annual Stockholder Meeting to be Held on June 24, 2015:
Electronic Copies of the Proxy Statement and our 2014 Annual Report on
Form 10-K are available at
http://www.proxyvote.com

Fibrocell Science, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 24, 2015

TO THE STOCKHOLDERS OF FIBROCELL SCIENCE, INC.:
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Fibrocell Science, Inc. (the "Company") will be held at the Hilton Garden Inn, 720 Eagleview Blvd., Exton, Pennsylvania 19341, on June 24, 2015 at 8:30 a.m., local time, for the following purposes, as described in the accompanying Proxy Statement:

1.
To elect two Board nominees to the Board of Directors of the Company, each to serve until the 2018 Annual Meeting of Stockholders of the Company or until such person's successor is qualified and elected.

2.	To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

3.	To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record of the Company at the close of business on April 28, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company's principal executive offices located at 405 Eagleview Blvd., Exton, Pennsylvania 19341 for a period of ten days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

FIBROCELL SCIENCE, INC.
	By:	/s/ DAVID PERNOCK
David Pernock
Chairman of the Board and Chief Executive Officer
April 30, 2015
Exton, Pennsylvania

FIBROCELL SCIENCE, INC.
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 24, 2015

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?
This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Fibrocell Science, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hilton Garden Inn, 720 Eagleview Blvd., Exton, Pennsylvania 19341, on June 24, 2015 at 8:30 a.m., local time, and at any adjournments or postponements of the Annual Meeting. This Proxy Statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided. The terms "Fibrocell," "Company," "we,", "us" or "our" refer to Fibrocell Science, Inc. and its wholly owned subsidiaries.
We intend to mail this Proxy Statement, our 2014 Annual Report on Form 10-K, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting on or about May 11, 2015.
WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?
We will address the following proposals at the Annual Meeting:

1.	To elect two Board nominees to the Board, each to serve until the 2018 Annual Meeting of Stockholders of the Company or until such person's successor is qualified and elected.

2.	To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

3.	To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.
WHO MAY VOTE ON THESE PROPOSALS?
We will send this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about May 11, 2015 to all stockholders as of April 28, 2015 (the "Record Date"). Stockholders who owned shares of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting in all matters properly brought before the Annual Meeting.
On the Record Date, we had 40,888,065 shares of issued and outstanding common stock entitled to vote at the Annual Meeting.
HOW MANY VOTES DO I HAVE?
Each share of common stock that you own as of the Record Date entitles you to one vote on each matter presented at the Annual Meeting. Cumulative voting is not permitted.
WHY WOULD THE ANNUAL MEETING BE POSTPONED?
The Annual Meeting will be postponed if a quorum is not present on June 24, 2015. The presence in person or by proxy of at least a majority of our common stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.
Abstentions and broker non-votes are treated as shares present or represented at the meeting, but are not counted as votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.
HOW DO I VOTE BY PROXY?
Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.
If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

1.	FOR the election of the Board's two nominees to our Board.

2.	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015.
If any other matters are presented, your proxy will vote in accordance with his or her best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.
HOW DO I VOTE IN PERSON?
If you plan to attend the Annual Meeting and vote in person on June 24, 2015, or at a later date if the meeting is adjourned or postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.
If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions.
MAY I REVOKE MY PROXY?
If you give a proxy, you may revoke it at any time before it is exercised at the Annual Meeting. You may revoke your proxy in three ways:

1.	you may send in another proxy card with a later date;

2.
you may notify our Corporate Secretary in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting that you have revoked your proxy; or

3.
you may vote in person at the Annual Meeting if you are a stockholder of record. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
Proposal 1: Election of Directors.
A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect director nominees, and as such, the two nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more votes than any other nominee for the same director's seat. Broker non-votes will have no effect on this proposal.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.
The approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.
If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on "routine matters." However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as "broker non-votes," properly brought before the meeting. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal, but will be counted in determining whether there is a quorum present.
HOW ARE VOTES COUNTED?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and "Withhold" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes.
ARE THERE ANY RIGHTS OF APPRAISAL?
The Board is not proposing any action for which the laws of the State of Delaware, our certificate of incorporation or our bylaws provide a right of a stockholder to obtain appraisal of or payment for such stockholder's shares.
WHO BEARS THE COST OF SOLICITING PROXIES AND HOW ARE THEY BEING SOLICITED?
We will bear the cost of soliciting proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse brokerage firms and others for their expenses.
WHERE ARE FIBROCELL'S PRINCIPAL EXECUTIVE OFFICES?
The principal executive offices of Fibrocell are located at 405 Eagleview Blvd., Exton, Pennsylvania 19341 and our telephone number is (484) 713-6000.
HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT FIBROCELL?
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that we file reports, Proxy Statements and other information with the SEC. We make available on or through our website certain reports and amendments to those reports that we file with or furnish to the SEC in accordance with the Exchange Act. These include our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. We make this information available on or through our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The Company's website address is www.fibrocellscience.com.
The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including Fibrocell, that file electronically with the SEC. The SEC's website address is www.sec.gov. The public may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of the Record Date, the securities owned by (a) the executive officers named in the Summary Compensation Table contained in this Proxy Statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Amounts below reflect the effect of a 1-for-25 reverse split of our common stock on April 30, 2013 where applicable.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Fibrocell Science, Inc., 405 Eagleview Blvd., Exton, Pennsylvania 19341.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)		Percent of Class (2)
Named Executive Officers and Directors:
David Pernock	658,625	(3)	1.6%
Julian Kirk	50,000	(4)	*
John Maslowski	38,790	(5)	*
Marc Mazur	79,000	(6)	*
Kelvin Moore	70,557	(7)	*
Robert Sheroff	25,000	(4)	*
Marcus Smith	50,000	(4)	*
Christine St.Clare	60,000	(8)	*
Douglas J. Swirsky	50,000	(4)	*
All Executive Officers and Directors as a Group (9 persons)	1,081,972		2.6%
Gregory Weaver	10,000	(9)	*
Kimberly M. Smith	6,250	(4)	*

5% or More Stockholders
Randal J. Kirk (10)	15,244,427		37.3%
FMR LLC (11)	3,606,440		8.8%
Jennison Associates LLC (12)	2,679,685		6.6%
Prudential Financial, Inc. (13)	2,679,685		6.6%

*    Represents less than 1% of the outstanding shares of the Company's common stock.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, all listed shares of common stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person.

(2)	Based upon 40,888,065 shares of common stock outstanding as of April 28, 2015.

(3)	Includes options to purchase 626,125 shares of common stock exercisable within 60 days of the Record Date.

(4)	The share amounts set forth in the table consist solely of shares underlying one or more outstanding options to purchase our common stock exercisable within 60 days of the Record Date.

(5)	Includes options and warrants to purchase an aggregate of 37,310 shares of our common stock exercisable within 60 days of the Record Date.

(6)	Includes options and warrants to purchase an aggregate of 70,000 shares of our common stock exercisable within 60 days of the Record Date.

(7)	Includes options to purchase 66,000 shares of our common stock exercisable within 60 days of the Record Date.

(8)	Includes options to purchase 50,000 shares of our common stock exercisable within 60 days of the Record Date.

(9)
Mr. Weaver was no longer employed with the Company as of October 2, 2014. The amount of common stock held reflected in the table above is based solely on the Form 4 filed by the Company on November 20, 2013.

(10)
Based on the Schedule 13D/A filed by Third Security, LLC (“Third Security”) on January 28, 2014, NRM VII Holdings I, LLC ("NRM VII Holdings") and Third Security have shared voting and dispositive power with respect to 9,219,512 shares of Fibrocell common stock held by NRM VII Holdings, and Intrexon Corporation (NYSE:XON) (“Intrexon”) have shared voting and dispositive power with respect to 6,024,915 shares of Fibrocell common stock held by Intrexon. NRM VII Holdings is managed by an affiliate that is managed by Third Security, LLC, a Virginia limited liability company that is managed by Mr. Kirk. Mr. Kirk could be deemed to have indirect beneficial ownership of the shares of common stock directly beneficially owned by NRM VII Holdings and Intrexon.

(11)
Based on the Schedule 13-G filed by FMR LLC on February 14, 2014, Fidelity SelectCo, LLC ("SelectCo"), 1225 17th Street, Suite, 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,606,440 shares of Fibrocell common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "SelectCo Funds"). Edward C. Johnson III and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 3,606,440 owned by the SelectCo Funds. The ownership of one investment company, Fidelity Select Biotechnology Portfolio, amounted to 3,326,640 shares. Fidelity Select Biotechnology Portfolio has its principal business office at 245 Summer Street, Boston, Massachusetts 02210. Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(12)
Based on the Schedule 13-G/A filed by Jennison Associates LLC ("Jennison") on February 9, 2015, Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients ("Managed Portfolios"). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of 2,679,685 shares of Fibrocell common stock held by such Managed Portfolios. Prudential Financial, Inc. ("Prudential") indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Fibrocell common stock held by the Managed Portfolios. Jennison has sole voting power with respect to the shares listed in the table and shared power to dispose of the shares listed in the table. The address for Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017.

(13)
Based on the Schedule 13-G/A filed by Prudential on January 27, 2015, Prudential has shared voting and dispositive power with respect to 2,679,685 shares of Fibrocell common stock held by Jennison Associates LLC. Prudential is a Parent Holding Company and the indirect parent of Jennison Associates LLC., who are the beneficial owners of the foregoing securities. The address for Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of the Section 16(a) forms furnished to us during the most recent fiscal year, we believe that all such forms required to be filed were timely filed, by the officers, directors, and security holders required to file the forms during the fiscal year ended December 31, 2014.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers
The following table sets forth the names and ages of all of our directors and executive officers as of the Record Date. Our officers are appointed by, and serve at the pleasure of, the Board.

Name	Title	Age
David Pernock	Chairman of the Board and Chief Executive Officer	60
Keith A. Goldan	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	44
John Maslowski	Vice President, Scientific Affairs	40
Robert Sheroff	Vice President, Technical Operations	60
Julian Kirk	Director	41
Marc Mazur	Director	56
Kelvin Moore	Director	66
Marcus Smith	Director	60
Christine St.Clare	Director	64
Douglas J. Swirsky	Director	45
Biographical information with respect to our directors and executive officers is provided below.
David Pernock.    Mr. Pernock has served as Chairman of the Board since September 2009 and as our Chief Executive Officer since February 2010. From December 1993 until November 2009, Mr. Pernock held various positions at GlaxoSmithKline, eventually serving as Senior Vice President of Pharmaceuticals, Vaccines (Biologics), Oncology, Acute Care, and HIV Divisions. From May 2009 until February 2011, Mr. Pernock served as a director of Martek Biosciences Corporation. Mr. Pernock joined the board of directors for Eagle Pharmaceuticals, Inc. in April 2015. Mr. Pernock holds a B.S. in Business Administration from Arizona State University. Our Board concluded that Mr. Pernock should serve as a member of our Board because in his current role as Chief Executive Officer, Mr. Pernock has played a vital role in managing our business and he possesses knowledge about our short- and long-term strategic perspectives. Mr. Pernock serves as a conduit between the Board and management while overseeing management's efforts to realize the Board's strategic goals.
Keith A. Goldan. Mr. Goldan joined us in March 2015 as our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Prior to joining us, from November 2008 to March 2014, Mr. Goldan served as Senior Vice President and Chief Financial Officer of NuPathe Inc., a specialty pharmaceutical company that was acquired by Teva Pharmaceutical Industries Ltd. in 2014. From March 2014 to March 2015, Mr. Goldan performed strategic financial and operational consulting services for the pharmaceutical industry. Prior to joining NuPathe Inc., Mr. Goldan served as Chief Financial Officer and a member of the board of directors of PuriCore plc, a medical technology company listed on the London Stock Exchange, from October 2004 to October 2008. Prior to that, Mr. Goldan served as Vice President and Chief Financial Officer of Biosyn, Inc., a specialty pharmaceutical company, and in a variety of roles with ViroPharma Incorporated, Century Capital Associates, a specialty consulting firm, and the Healthcare & Life Sciences Practice of KPMG, LLP. Mr. Goldan earned a B.S. in Finance from the Robert H. Smith School of Business at the University of Maryland and an M.B.A. from The Wharton School at the University of Pennsylvania.
John Maslowski. Mr. Maslowski joined us in March 2005 and has served as our Vice President of Scientific Affairs since June 2012. Prior to joining us, from August 2001 to February 2005, Mr. Maslowski held various positions at Wyeth Pharmaceuticals, Inc. (now Pfizer, Inc.), eventually serving as Manufacturing Quality Assurance Manager. Prior to joining Wyeth, Mr. Maslowski held various positions with Merck & Co. and Teva Pharmaceutical Industries Ltd. Mr. Maslowski earned a B.S. in Biology from the Ursinus College and an M.S. in Biology from Villanova University.
Robert Sheroff. Mr. Sheroff joined us in January 2014 as our Vice President of Technical Operations. Prior to joining us, from May 2013 until January 2014, Mr. Sheroff was an independent consultant in the areas of Supply Chain and Quality management.  From May 2012 to May 2013, Mr. Sheroff served as the Senior Vice President of Global Operations with Biogen-Idec (“Biogen”), a biotechnology company specializing in therapies for the treatment of neurodegenerative, hematologic and autoimmune diseases. Prior to Biogen, from June 2000 to April 2012, Mr. Sheroff was Vice President of Janssen Supply Group, a division of Johnson & Johnson. While at Johnson & Johnson, he was also vice president of worldwide operations at Centocor. Mr. Sheroff earned his B.S. in Pharmacy from the Rutgers College of Pharmacy and an M.B.A. in Pharmaceutical Marketing from Fairleigh Dickinson University.
Julian P. Kirk. Mr. Kirk has served as a member of our Board since October 2012. Mr. Kirk is a Managing Director of Third Security, LLC, where he has worked since the firm's inception with several portfolio companies of its managed investment funds. He is also involved with the oversight of Third Security, LLC's internal operations. Mr. Kirk has been a member of the board of directors of AmpliPhi Biosciences Corporation (OTC: APHB) since June 2013. Since August 2010, he has served on the board of directors of the New River Valley Economic Development Alliance. From October 2006 until December 2011, he served as a member of the board of directors of IntelliMat, Inc. and as Co-Chairman of its board of directors between September 2008 and December 2011. From September 2005 until December 2011, Mr. Kirk served as President of Harvest Pharmaceuticals Inc. Mr. Kirk also served as Chairman of the board of managers of ECDS, LLC from June 2008 until March 2010. Mr. Kirk graduated as an Echols Scholar with an Interdisciplinary B.A. from the University of Virginia. Our Board concluded that Mr. Kirk should serve as a member our Board because of his extensive operating and board experience, his experience as the President of Harvest Pharmaceuticals, as well as his responsibilities at Third Security, LLC encompassing corporate oversight of internal operations.
Marc B. Mazur.    Mr. Mazur has served as a member of our Board since April 2010. Mr. Mazur currently serves as an advisor to Brightwood Capital Advisors, an investment fund. From October 2006 until December 2009, Mr. Mazur served as the Chief Executive Officer of Brevan Howard U.S. Asset Management, the U.S. arm of London-based Brevan Howard. In 2001, Mr. Mazur founded Ambassador Capital Group, a privately held investment and advisory entity providing capital, business development and strategic planning advice to companies in the healthcare, financial services and real estate fields. Mr. Mazur received his B.A. in Political Science from Columbia University and a J.D. from Villanova University School of Law. Our Board concluded that Mr. Mazur should serve as a member of our Board because of his senior executive level experience in finance, healthcare consulting and business strategy, as well as his previous public and private board experience.
Kelvin Moore.    Mr. Moore has served as a member of our Board since September 2009. He has 30 years of experience in a wide range of roles within the banking industry. From March 2009 to late 2010, Mr. Moore served as the consultant sales director for the UK-based Seaborne Group, developing its business in building constructions from converting shipping sea containers. From July 2008 to September 2010, Mr. Moore was a director of Acorn Cultural Developments Limited, which developed a social networking site. Between June 2004 and May 2008, Mr. Moore was a senior advisor with Exit Strategy Planning, dealing with the sale of businesses. Currently, he runs his own consulting business providing expertise and mentoring to owners of small and medium-sized enterprises. Mr. Moore holds a London University Degree in Geography and Pure Mathematics. Our Board concluded that Mr. Moore should serve as a member of our Board because of his extensive experience as both a consultant and operating executive, his experience in the banking industry, as well as his familiarity with corporate governance and strategic business development and delivery and human resources.
Marcus Smith.    Mr. Smith has served as a member of our Board since October 2012. Mr. Smith joined Third Security, LLC upon its inception and has since been principally responsible for legal matters and transaction execution. From August 1996 to April 2004, Mr. Smith served as Senior Vice President, General Counsel, Secretary and member of the board of directors of New River Pharmaceuticals Inc. Mr. Smith received his B.B.A. and his J.D. from the University of Georgia. Our Board concluded that Mr. Smith should serve as a member of our Board because of his extensive experience in the life sciences and health care fields and having an active role as the general counsel at Third Security, LLC.
Christine St.Clare.    Ms. St.Clare has served as a member of our Board since February 2013. Ms. St.Clare completed a 35-year career with KPMG LLP, where she served a four-year term on the firm's board of directors and chaired the board of directors' Audit and Finance Committee. As an Audit Partner, she served as the Engagement Partner for some of KPMG LLP's largest clients. She then assumed the position as an Advisory Partner for the firm's Advisory Practice focusing on the Internal Audit, Risk and Compliance Practice. Concurrently, she was the Partner-in-Charge of the Southeast Consumer Markets practice. She currently serves on the board of directors of Polymer Group, Inc. and serves as the Chair of its Audit Committee; serves on the board of directors of AquaBounty Technologies, Inc., and sits on its Audit Committee. She also serves on advisory boards of Houlihan Lokey, a midsize global, advisory-focused investment bank, Women Corporate Directors, and Emory University's Goizueta Business School. Ms. St.Clare earned a B.S. in Accounting from California State University at Long Beach. Our Board concluded that Ms. St.Clare should serve as a member of our Board because of her deep and broad level of expertise in financial accounting and reporting matters as a former Audit Partner at KPMG LLP.
Douglas J. Swirsky.    Mr. Swirsky has served as a member of our Board since March 2013. Since 2013, Mr. Swirsky has served as President and Chief Executive Officer of GenVec, Inc. and also serves as a member of GenVec, Inc.'s board of directors. From 2006 through 2014, Mr. Swirsky served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of GenVec, Inc. Prior to joining GenVec, Inc. in September 2006, Mr. Swirsky worked at Stifel Nicolaus where he served as a Managing Director and the Head of Life Sciences Investment Banking. Mr. Swirsky previously held investment banking positions at UBS, PaineWebber, Morgan Stanley, and Legg Mason. His experience also includes positions in public accounting and consulting. Mr. Swirsky served as a member of the board of directors of PolyMedix, Inc. until March 2013. He received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Swirsky is a Certified Public Accountant and a CFA Institute charterholder. Our Board concluded that Mr. Swirsky should serve as a member of our Board because of his distinguished career in financial services and corporate management, including his investment banking experience and his previous role as the principal executive officer and principal financial officer of GenVec, Inc.
No director is related to any of our other directors or executive officers and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director, except for Marcus Smith and Julian Kirk who were appointed to our Board as a condition to the closing of a financing transaction we completed in October 2012.

GOVERNANCE OF THE COMPANY
Our Board of Directors
Our Board oversees our business affairs and monitors the performance of management. Pursuant to our Fourth Amended and Restated Bylaws, the Board shall consist of no less than three and no more than eleven members.
Members of the Board discussed various business matters informally on numerous occasions throughout the year 2014. The Board and its committees held 27 meetings during 2014. Each incumbent director attended at least 75% of the total number of meetings of the Board and committee meetings of which such director was a member (held during the period for which such director was in office).
Director Independence
Our Board is subject to the independence requirements set forth by NASDAQ and has reviewed the independence of its directors under such requirements. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and Fibrocell and its subsidiaries and affiliates. The purpose of this review was to determine whether relationships or transactions existed that were inconsistent with a determination that the director is independent. As a result of this review, our Board determined Ms. St.Clare and Messrs. Moore, Mazur and Swirsky are independent directors under the NASDAQ rules and regulations.
Board Committees
In March 2013, we established a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Our Board has adopted and approved a charter for each of these standing committees. The charters, which include the functions and responsibilities of each of the committees, can be found in the "Investors & Media—Corporate Governance" section on our web site at www.fibrocellscience.com.
Audit Committee.    Our Audit Committee met 11 times during 2014. The increase of Audit Committee meetings held in 2014 relates to our warrant restatement project in 2014. The members of the Audit Committee are Christine St.Clare (Chairperson), Douglas J. Swirsky and Marc Mazur. Each member of the Audit Committee is independent as defined by NASDAQ rules and regulations. In addition, each member of the Audit Committee satisfies the additional requirements of the SEC and NASDAQ for audit committee membership, including the additional independence requirements and the financial literacy requirements. The Board has determined that at least two members of the Audit Committee, Ms. St.Clare and Mr. Swirsky, are "audit committee financial experts" as defined in the SEC's rules and regulations. The primary purpose of the Audit Committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee is responsible for selecting, compensating, overseeing and terminating the selection of our independent registered public accounting firm.
Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee met 2 times during 2014. The members of the Nominating and Corporate Governance Committee are Marc Mazur (Chairperson), Douglas J. Swirsky and Christine St.Clare. Each member of the Nominating and Corporate Governance Committee is independent as defined by NASDAQ rules and regulations. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to: (a) determine the qualifications, qualities, skills, and other expertise required to be a director; (b) identify and screen individuals qualified to become members of the Board; (c) make recommendations to the Board regarding the selection and approval of the nominees for director; and (d) review and assess the adequacy of our corporate governance policies and procedures.

Compensation Committee.    Our Compensation Committee met 6 times during 2014. The members of the Compensation Committee are Kelvin Moore (Chairperson), Douglas J. Swirsky and Marc Mazur. Each member of the Compensation Committee is independent as defined by NASDAQ rules and regulations.
The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board with respect to the annual compensation for our Chief Executive Officer. The Compensation Committee also is responsible for reviewing and approving the annual compensation and benefits for our other executive officers. The Compensation Committee also, among other things, reviews compensation of the Board, reviews and makes recommendations on all new executive compensation programs that are proposed for adoption, and administers the Company's equity incentive plans. The Compensation Committee is responsible for reviewing director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.
The Compensation Committee's charter permits it to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee may, from time to time, retain and receive advice from compensation consultants. During 2014, the Compensation Committee retained Radford as its compensation consultant to assist in evaluating the compensation programs for 2014. For more information about the Compensation Committee's utilization of Radford, please see the "Compensation Discussion and Analysis" below.
Our Chief Executive Officer reviews the performance of our other executive officers (other than himself) and, based on that review, our Chief Executive Officer makes recommendations to the Compensation Committee about the compensation of executive officers (other than himself). Our Chief Executive Officer does not participate in any deliberations or approvals by the Board or the Compensation Committee with respect to his own compensation.
Board Member Attendance at Annual Meetings
We do not have a formal policy regarding Board attendance at our Annual Meetings. Each of our directors attended our 2014 Annual Meeting of Stockholders.
Board Leadership Structure and Role in Risk Oversight
David Pernock serves as both our Chief Executive Officer and Chairman of the Board. Our Board has no policy with regard to the separation of the offices of Chairman of the Board and Chief Executive Officer, and believes, given the size of our company, it is appropriate for Mr. Pernock to serve in both roles. During 2013, the Board appointed an independent director, Kelvin Moore, to serve as its Lead Independent Director. As Lead Independent Director, Mr. Moore is responsible for, among other things:

•	leading executive sessions of the Board’s independent directors,

•	advising the independent committee chairs in fulfilling their responsibilities to the Board;

•	assisting the Board and officers in complying with our Corporate Governance Guidelines; and

•	overseeing the process of evaluating, developing and compensating the Chief Executive Officer.
The Company combines the Chairman and Chief Executive Officer positions because it believes that, at this critical juncture in the Company's development, Mr. Pernock is best suited to oversee the development and implementation of the Company's strategic vision. Mr. Pernock's tenure as Chairman also reflects the Board’s confidence in his leadership and vision for the Company and recognizes his accomplishments since joining the Company. The Company believes that by creating a Lead Independent Director position held by Mr. Moore, it has designed a governance structure that best advances the objectives of the Company while maintaining proper checks and balances on senior management, and providing the independent members of the Board with open and transparent communication regarding the Company's strategic planning activities.
Our management is responsible for managing risks in our business, including developing processes to manage and monitor risks. The Board views its role as one of oversight. The Board focuses on understanding management's risk management systems, the effectiveness of those systems, and the way in which management proactively manages risks. In addition, the Board utilizes the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee to oversee risks that arise under each committee's area of focus.

Nomination of Director Candidates
We receive suggestions for potential director nominees from many sources, including members of the Board, advisors and stockholders. Any suggested director candidate, together with appropriate biographical information, should be submitted to the Chairperson of the Nominating and Corporate Governance Committee in the manner discussed below. Any candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates.
Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. Our Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director candidates, but seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and our stockholders. Candidates whose evaluations are favorable are recommended by our Nominating and Corporate Governance Committee to the full Board for consideration. The full Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual meeting.
A stockholder wishing to nominate a person for election to our Board at any annual meeting at which the Board has determined that one or more directors will be elected must submit a written notice of his or her nomination of a candidate to the Chairperson of the Nominating and Corporate Governance Committee (c/o the Corporate Secretary), providing the nominee’s name, biographical data and other relevant information together with a consent from the nominee. Pursuant to our Bylaws, the submission must be received at our principal executive offices 120 days prior to the anniversary date of the mailing date of our previous year's proxy statement so as to permit the Board time to evaluate the qualifications of the nominee.
We have not employed an executive search firm, or paid a fee to any other third party, to locate qualified candidates for director positions.
Stockholder Communications with Directors
Persons wishing to write to the Board, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 405 Eagleview Blvd., Exton, Pennsylvania 19341. Electronic submissions of stockholder correspondence will not be accepted.
The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board or to the affairs of Fibrocell. Any correspondence received that is addressed generically to the Board will be forwarded to the Chairman of the Board.
Code of Ethics
We have adopted a written code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and any persons performing similar functions. The code of ethics is on the "Investors & Media—Corporate Governance" section of our web site at www.fibrocellscience.com.We intend to disclose any future amendments to, or waivers from, the code of ethics within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) provides an overview and analysis of the compensation philosophy of our company, the roles and responsibilities of our Compensation Committee, our Chief Executive Officer, and our compensation plans and agreements. This analysis focuses on the compensation paid to our "named executive officers," which is a defined term generally encompassing all persons that served as our principal executive officer or principal financial officer at any time during our last fiscal year, as well as certain other highly paid executive officers and key personnel serving in such positions at the end of the fiscal year. For 2014, our named executive officers consisted of the following officers:

•	David Pernock, our Chairman of the Board and Chief Executive Officer.

•	Kimberly M. Smith, our former interim Chief Financial Officer and current Controller. Ms. Smith resigned as interim Chief Financial Officer in March 2015.

•	Gregory Weaver, our former Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary. Mr. Weaver was no longer employed by the Company as of October 2, 2014.

•	John Maslowski, our Vice President, Scientific Affairs.

•	Robert Sheroff, our Vice President, Technical Operations.
General Executive Compensation Philosophy
Our general executive compensation philosophy has been established by the Compensation Committee, which acts pursuant to authority delegated to it by the Board. Our Compensation Committee is comprised solely of independent directors as defined by the NASDAQ and non-employee directors as defined by Rule 16b-3 under the Exchange Act.
We adhere to the following compensation policies, which are designed to support the achievement of our business strategies:

•
Our executive compensation program should strengthen the relationship between compensation, both cash and equity-based, and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business unit and individual performance goals.

•	A portion of each executive's total compensation should be comprised of long-term, at-risk compensation to focus management on the long-term interests of stockholders.

•
An appropriately balanced mix of at-risk incentive cash and equity-based compensation aligns the interests of our executives with that of our stockholders. The equity-based component promotes a continuing focus on building profitability and stockholder value.

•
Total compensation should enhance our ability to attract, retain, motivate and develop knowledgeable and experienced executives upon whom, in large part, our successful operation and management depends.

We compensate our executive management through a combination of salaries, merit based cash performance awards and long-term equity compensation that is designed to be competitive with comparable companies within the biotechnology industry. Our executive compensation program is structured to align management's incentives with the long-term interests of our stockholders, and to maximize profitability and stockholder value.
Advisory Vote on Executive Compensation
We conducted our first advisory vote on executive compensation at our 2013 Annual Meeting of Stockholders. While this vote was not binding on us, our Board or our Compensation Committee, our Board and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers in the future, we will consider our stockholders' concerns and our Board and Compensation Committee will evaluate whether any actions are necessary to address those concerns.
At our 2013 Annual Meeting of Stockholders, approximately 84% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement. Our Board and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary based on the vote results.
We have determined that our stockholders should vote on a say-on-pay proposal every three years, consistent with the preference expressed by our stockholders at our 2013 Annual Meeting of Stockholders, at which approximately 77% of the votes cast were in favor of a three year vote. The next advisory vote on executive compensation will take place at our 2016 Annual Meeting of Stockholders.
Executive Compensation Process
Role of Our Compensation Committee and Our Chief Executive Officer
In order to determine compensation for our named executive officers, our Compensation Committee reviews competitive information on executive compensation practices from our peer companies as well as an assessment of overall corporate performance and individual performance. In addition, our Chief Executive Officer provides a performance review and compensation recommendation for each named executive officer, other than himself. Our Chief Executive Officer does not submit an assessment of his own performance, does not present a recommendation on his own compensation, and does not participate in the portion of the meeting where his compensation is determined. Our Compensation Committee recommends the

Chief Executive Officer's compensation to the Board for approval. With respect to our other named executive officers, our Compensation Committee approves the compensation for such executive officers.
Role of the Compensation Committee's Independent Consultant
During 2014, our Compensation Committee retained Radford, an Aon Hewitt Consulting Company, to review its executive compensation program and to provide them with independent compensation data and analysis. Radford reports directly and exclusively to the Compensation Committee. During 2014, we incurred approximately $67,500 in fees to Radford for its services to our Compensation Committee.
During 2014, in addition to the consulting services Radford provided our Compensation Committee, Aon Risk Services, an affiliate of Radford, was retained by us for various insurance-related consulting services, and Radford Surveys, an affiliate of Radford, was retained by us for various compensation surveys. During 2014, the aggregate cost of the foregoing services and surveys was $71,700.
Our Compensation Committee analyzed whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (a) the provision of other services to us by Radford; (b) the amount of fees received from us by Radford, as a percentage of the total revenue of Radford; (c) Radford's policies and procedures that are designed to prevent conflicts of interest; (d) any business or personal relationship of Radford or the individual advisors employed by Radford with a member of the Compensation Committee or any executive officer; and (e) any stock owned by Radford or the individual advisors employed by Radford. Our Compensation Committee determined, based on its analysis of the above factors, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants has not created any conflict of interest and the Compensation Committee is satisfied with the independence of Radford. Going forward, the Compensation Committee intends to assess the independence of any of our compensation advisers by reference to the foregoing factors, consistent with applicable NASDAQ rules and regulations.
During 2014, Radford provided our Compensation Committee with an assessment of our compensation program against competitive market data. To determine competitive market compensation, broad biotechnology survey data was, where appropriate, blended equally with public peer group data. Specific information about our peer group is discussed below. Also during 2014, our Compensation Committee utilized Radford's services to review the compensation of our officers.
Use of Market Compensation Data
In making compensation decisions, our Compensation Committee reviewed market compensation data from Radford. To determine competitive market compensation, Radford blended equally data from the Radford Global Life Sciences Survey, which includes public biotechnology / pharmaceutical companies with less than 150 employees and less than $400 million in market value, with, where available and appropriate, the following public peer group:

AcelRx Pharmaceuticals	Cytokinetics	NeoStem
Agenus	Cytomedix	Neuralstem
Anika Therapeutics	Cytori Therapeutics	OncoGenex Pharmaceuticals
Athersys	Discovery Laboratories	Oragenics
AxoGen	GTx	Osiris Therapeutics
BioTime	IGI Laboratories	StemCells
Curis	KYTHERA Biopharmaceuticals	ZIOPHARM Oncology
Our Compensation Committee has adopted a compensation philosophy of targeting our executive compensation to the 50th percentile of executive compensation of our peer group. Executive compensation may be above or below the 50th percentile based on an executive's experience, scope of position, individual performance and company constraints. Our Compensation Committee focuses on reviewing information for the 50th percentile because of its view, which is consistent with Radford's advice, that maintaining competitive levels of compensation to attract and, more importantly, retain our executive officers is best achieved when compensation opportunities are consistent with the 50th percentile. In practice, our Compensation Committee has in the past and may in the future set a particular component above or below the 50th percentile based on various factors discussed in this CD&A. Additionally, actual compensation realized under our merit based cash performance awards and long-term equity compensation plans could ultimately vary from the 50th percentile depending on performance.

Components of Our Executive Compensation Program
We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. Instead, our Compensation Committee, after reviewing information provided by Radford, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.
The primary elements of our executive compensation program are:

•	base salary;

•	merit based cash performance awards; and

•	equity-based awards.
Base Salaries
Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, our Compensation Committee considers various data regarding the base salaries of executive officers in comparable positions at other biotechnology companies. Our Compensation Committee also considers the individual experience level and actual performance of each executive officer in light of our needs and objectives.
Base salaries for our named executive officers are reviewed at least annually by our Compensation Committee, and may be adjusted to realign salaries with market levels after taking into account individual responsibilities, performance and experience, subject to minimum salary requirements set forth in employment agreements with respect to Mr. Pernock and, while he was employed by the Company, Mr. Weaver. Base salaries may be increased for merit reasons based on the executive's success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals, including research and clinical milestones. An executive's base salary is also evaluated by reviewing the executive's other compensation components to ensure that the executive's total compensation is in line with our overall compensation philosophy as discussed above.
The following were the annual base salary amounts paid to our named executive officers for fiscal year 2014:

Name	Title	Base Salary
David Pernock	Chairman of the Board and Chief Executive Officer	$490,000
Kimberly M. Smith	Interim Chief Financial Officer and Controller	$154,538
Gregory Weaver	Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary	$233,654
John Maslowski	Vice President, Scientific Affairs	$230,577
Robert Sheroff	Vice President, Technical Operations	$245,192
For Ms. Smith, the above base salary for fiscal year 2014 reflects an annualized salary of $150,000 from her date of hire at January 6, 2014 through June 30, 2014, an annualized salary of $153,000 from July 1, 2014 through October 5, 2014 and an annualized salary of $163,000 from October 6, 2014 through the end of the fiscal year. The Compensation Committee increased Ms. Smith’s base salary in July 2014 as part of an equity adjustment for all non-executive employees based on benchmarking to peer companies in the 50th percentile and again in October 2014 in connection with her promotion to become our interim Chief Financial Officer due to her substantial increase in duties and responsibilities.
For Mr. Weaver, the above base salary for fiscal year 2014 reflects an annualized salary of $300,000 from January 1, 2014 through August 31, 2014 and an annualized salary of $330,000 from September 1, 2014 through October 2, 2014. As of October 2, 2014, Mr. Weaver was no longer employed by the Company. The Compensation Committee increased Mr. Weaver’s base salary in September 2014 in connection with an executive compensation review performed by Radford based on benchmarking to peer companies in the 50th percentile.
For Mr. Maslowski, the above base salary for fiscal year 2014 reflects an annualized salary of $188,000 from January 1, 2014 through February 2, 2014, an annualized salary of $200,000 from February 3, 2014 through May 11, 2014, an annualized salary of $250,000 from May 12, 2014 through the end of the fiscal year. The Compensation Committee increased Mr. Maslowski’s base salary in February 2014 based on benchmarking to peer companies in the 50th percentile and again in May 2014 as part of a retention plan.

For Mr. Sheroff, the above base salary for fiscal year 2014 reflects an annualized salary of $250,000 from his date of hire at January 6, 2014 through the end of the fiscal year.
Merit Based Cash Performance Awards
Each year, our named executive officers have the opportunity to receive merit based cash performance awards. Participants are eligible to receive a target payment that is expressed as a percentage of the officer's base salary and that is based on the Compensation Committee’s subjective determination of the performance of Fibrocell and each named executive officer's overall individual performance (with the exception of the Chief Executive Officer, as his awards are based solely on company-wide performance and not individual performance).
Two of our named executive officers, Mr. Maslowski and Mr. Sheroff, received cash bonuses in 2015 related to their performance in 2014. The Board set general corporate and individual goals over which such executive had a certain degree of control. These general target goals were set in early 2014 by our Board. Achievement of each applicable goal was subjectively evaluated by our Compensation Committee and our Board, who ultimately held discretion over the amount of bonuses paid. Mr. Pernock, while eligible to receive a cash bonus, abstained from participating in the bonus program for 2014.
In addition, the Compensation Committee awarded Ms. Smith a discretionary cash bonus in connection with her promotion to become our interim Chief Financial Officer due to the substantial increase in duties and responsibilities associated with such promotion.
Long-term Equity Based Awards
In keeping with our philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of our executives' total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees.
We view stock options as our primary long-term compensation vehicle for our executive officers. Stock options are granted at the prevailing market price on the date of grant and will have value only if our stock price increases. Grants of stock options generally are based upon our performance, the level of the executive's position, and an evaluation of the executive's past and expected future performance. Our Compensation Committee grants stock options periodically, but not necessarily on an annual basis.
The following table summarizes the stock options awarded to the named executive officers in 2014:

Name	Title	Stock Option Awards
Kimberly M. Smith	Interim Chief Financial Officer and Controller	25,000
Gregory Weaver	Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary	40,000
John Maslowski	Vice President, Scientific Affairs	40,000
Robert Sheroff	Vice President, Technical Operations	100,000
Mr. Pernock was not awarded any stock options or other equity awards during 2014.
The options issued to our named executive officers in 2014 generally vest in four equal installments on each of the following four anniversary dates of the grant date, provided that the officer is still employed by us on such dates. Stock option grants are awarded by the Compensation Committee based on the Compensation's Committee's evaluation of such executive officer's individual performance.
Equity Grant Policies
Commencing in 2014, annual stock option grants to current named executive officers may generally be made in the first quarter of each fiscal year. These awards are discussed by the Compensation Committee who determine all elements of each executive officer’s compensation for the year (with respect to our Chief Executive Officer, as stated above, the Compensation Committee recommends his compensation to the Board for approval).
Stock options that are granted as part of our long-term incentive program are granted with an exercise price equivalent to the closing price of our common stock on NASDAQ on the date of grant. Stock options that are granted to any newly hired or promoted executive officers during the course of the year must be approved by the Compensation Committee prior to extending an offer or promotion. The exercise price of stock options granted to a newly hired executive officer is set at the closing price of our common stock on NASDAQ on the start date of the executive officer.
We do not currently maintain any formal policy regarding executive officer stock ownership or the hedging of economic risk related to such stock ownership nor do we have any program, plan or obligation that requires us to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with the Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of the Chief Executive Officer in setting the stock option grants of our executive officers (other than the Chief Executive Officer).
Agreement Regarding Equity Entered into after the end of the Fiscal Year
On January 26, 2015, the Compensation Committee approved a nonqualified stock option grant for 270,000 shares to our Chief Executive Officer at an exercise price of $3.35 per share. 170,000 shares underlying the option (the “Time-Vested Option”) shall vest and become exercisable in equal quarterly installments over the period commencing on April 26, 2015 and ending on January 26, 2019. The remaining 100,000 shares underlying the option (the “Performance-Vested Option”) will become earned and eligible to vest if and only if (X) the Company completes a successful filling of an Investigational New Drug (“IND”) application to the Food and Drug Administration (“FDA”) for the recessive dystrophic epidermolysis bullosa (“RDEB”) indication on or before December 31, 2015 and (Y) if Mr. Pernock is employed by, or providing service to, the Company on the date of such filling. Upon the timely successful filing of the IND during Mr. Pernock's employment, the Performance-Vested Option, shall, subject to Mr. Pernock's continued employment of each applicable date, vest and become exercisable in equal quarterly installments beginning on the date of the IND filing and ending on January 26, 2019. In the event that the IND is not timely filed on or prior to December 31, 2015, the entire Performance-Vested Option will be forfeited with no further compensation due to Mr. Pernock. The Compensation Committee selected this specific performance goal for Mr. Pernock as it believed this to be in line with the Company's key strategic goals for 2015 and is intended to reward him, if, and only if, such key goal is timely accomplished.
The Compensation Committee conducted an audit of previously issued option awards and determined that an existing award should be revised to reflect the Company’s general practices. On March 11, 2015, the Company and our Chief Executive Officer agreed to amend a prior stock option award agreement dated July 19, 2013. Prior to such amendment, this option award provided that the vested portion of such option would remain exercisable for 10 years from the date of grant, even if Mr. Pernock’s employment was terminated. Under the amendment, this option will now expire one year after Mr. Pernock’s termination of employment with the Company for death or disability or six months after any other termination of Mr. Pernock’s employment. This amendment resulted in an immaterial modification to this grant's unrecognized stock compensation expense.
Other Benefits and Perquisites
We provide medical insurance, dental insurance and life insurance benefits to our employees, including our named executive officers. These benefits are available to all employees on the same terms and conditions. Our executive officers do not receive any perquisites. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation plan or arrangement for our employees.
Agreements Providing for Change of Control and Severance Benefits
As of December 31, 2014, we had an employment agreement with our Chief Executive Officer that provides for severance payments and accelerated vesting benefits triggered by a change in control. While he was employed by the Company, Mr. Weaver, our former Chief Financial Officer, also had an employment agreement which provided for severance payments upon certain terminations of employment. For a description of these agreements and our potential payment obligations, please see "Employment Agreements" and "Potential Payments Upon Termination or Change in Control" and the related tabular disclosure below.
When entering into employment agreements which provide for post-termination compensation, our Compensation Committee considers, among multiple factors, peer company practice and retention needs. Gains from prior equity awards are not a material consideration in setting the level of such compensation. In particular, we believe such employment agreements benefit us and our stockholders by attracting and retaining executives in a marketplace where such protections are commonly offered by our peer companies.
We use a "double trigger" with respect to benefits that are to be provided in connection with a change of control. A change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated by us other than for cause or due to the executive's death or disability during a specified period after a change of control. We believe a "double trigger" benefit maximizes stockholder value because it prevents a windfall to executives in the event of a change of control in which the executive retains significant responsibility as defined in his or her individual agreement, while still providing our executives appropriate incentives to cooperate in negotiating any change of control that may put their jobs at risk. Further, we believe the severance protection offered under the employment agreements is balanced with the interests of our company and its stockholders, as the executives are bound by non-disclosure, non-competition, and non-solicitation arrangements and must execute a general release in favor of Fibrocell as a condition to receiving benefits under these agreements.
Employment Agreement Entered into After the End of the Fiscal Year
On March 18, 2015, in connection with the hiring of Keith A. Goldan as Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary of the Company, the Company and Mr. Goldan entered into an employment agreement. The agreement provides for an annual base salary of $350,000 and, commencing in 2016, an annual target performance bonus of 40% of Mr. Goldan’s base salary.
Upon his hiring, Mr. Goldan received an option grant of 300,000 shares, which, subject generally to his continued employment with the Company, will vest and become exercisable as to 25% of the option on the first anniversary of the date of grant and 6.25% quarterly thereafter.
If Mr. Goldan’s employment is terminated by the Company without cause or by Mr. Goldan for good reason, he would receive a lump sum severance payment equal to nine months of Mr. Goldan’s base salary and nine months of the monthly COBRA premium; provided that if such termination of employment occurs within 60 days before or 18 months after a change in control, then the lump sum severance payment will be equal to (a) Mr. Goldan’s last annual bonus, plus (b) eighteen months of Mr. Goldan’s base salary, plus (c) eighteen months of the monthly COBRA premium. Mr. Goldan is also subject to typical restrictive covenant provisions, including a non-competition and non-solicitation provision, which apply during his employment and for one year after any termination of employment.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the "Code") denies a federal income tax deduction for specified compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers, other than a company's chief financial officer, of a publicly traded corporation. To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to evaluate the effects of the executive compensation deduction limitations of Section 162(m) of the Code and to grant compensation in the future in a manner consistent with our best interests and the best interests of our stockholders.
Compensation Recovery Policy
We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received from us during the 12-month period following the first public issuance or filing (whichever first occurs) of the financial document embodying such financial reporting requirement, and any profits realized from the sale of our securities during that 12-month period.
Risk Analysis of Our Compensation Program
Our Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation and our approach to establishing company-wide and individual financial, operational and other performance targets in connection with establishing our merit based performance awards.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Proxy Statement.
Kelvin Moore (Chairperson)
Marc Mazur
Douglas J. Swirsky

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Executive Officer Compensation
The following table sets forth information regarding compensation with respect to the fiscal years ended December 31, 2014, 2013 and 2012, paid or accrued by us to or on behalf of those persons who, during the fiscal year ended December 31, 2014 served as our Chief Executive Officer or Chief Financial Officer, as well as our most highly compensated officers during the year ended December 31, 2014.
Summary Compensation Table—2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
David Pernock	2014	490,000	—	—	—	490,000
Chairman of the Board and Chief Executive Officer	2013	454,769	—	2,344,412	—	2,799,181
	2012	450,000	—	—	—	450,000

Kimberly M. Smith	2014	154,538	50,000	66,639	—	271,177
Former Interim Chief Financial Officer and Controller

Gregory Weaver (2),	2014	233,654	—	128,232	247,500	609,386
Former Chief Financial Officer	2013	96,923	—	393,788	40,000	530,711

John Maslowski,	2014	230,577	57,000	101,708	—	389,285
Vice President, Scientific Affairs	2013	188,000	—	61,566	—	249,566
	2012	188,000	—	—	—	188,000

Robert Sheroff	2014	245,192	45,000	266,555	—	556,747
Vice President, Technical Operations

(1)	Represents the full grant date fair value of the option grant, calculated in accordance with FASB ASC Topic 718.

For the purposes of valuing the option, the following assumptions were made:

(a) expected life (years)—6.25 (for the options issued to Ms. Smith and Messrs. Weaver, Maslowski and Sheroff in January 2014 and to Mr. Maslowski in May 2014);
(b) volatility—71.00% (for the options issued to Ms. Smith and Messrs. Weaver, Maslowski and Sheroff in January 2014); 69.82% (for the options issued to Mr. Maslowski in May 2014);

(c)  dividend yield—none; and
(d)  discount rate—2.02% (for the options issued to Ms. Smith and Mr. Sheroff in January 2014); 1.94% (for the options issued to Messrs. Weaver and Maslowski in January 2014); 1.87% (for the options issued to Mr. Maslowski in May 2014).

(2)	Mr. Weaver was no longer employed by the Company as of October 2, 2014.

(3)	Mr. Weaver forfeited this option award upon his termination of employment.

(4)	Represents a severance payment made to Mr. Weaver upon his termination of employment as provided pursuant to Mr. Weaver’s employment agreement.
Grants of Plan-Based Awards
The following table presents information on equity awards granted under our 2009 Equity Incentive Plan during the year ended December 31, 2014 to our named executive officers.
Grants of Plan-Based Awards—2014

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Kimberly M. Smith	1/6/2014	25,000	(2)	4.11	66,639
Gregory Weaver	1/17/2014	40,000	(3)	4.95	128,232
John Maslowski	1/17/2014	20,000	(4)	4.95	64,116
	5/13/2014	20,000	(5)	2.94	37,592
Robert Sheroff	1/6/2014	100,000	(6)	4.11	266,555

(1)	Represents the full grant date fair value of the option grant, calculated in accordance with FASB ASC Topic 718.

(2)	Of the shares underlying the option, 6,250 shares vest on each of the following four anniversary dates of the grant date.

(3)	Of the shares underlying the option, 10,000 shares vest on each of the following four anniversary dates of the grant date.

(4)	Of the shares underlying the option, 5,000 shares vest on each of the following four anniversary dates of the grant date.

(5)	Of the shares underlying the option, 5,000 shares vest on each of the following four anniversary dates of the grant date.

(6)	Of the shares underlying the option, 25,000 shares vest on each of the following four anniversary dates of the grant date.

Equity Awards
The following table sets forth certain information concerning our outstanding options for our named executive officers at December 31, 2014.
Outstanding Equity Awards At Fiscal Year-End—2014

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David Pernock	200,000	600,000	(1)	3.40	11/15/2023
	87,500	87,500	(2)	5.49	7/19/2023
	60,000	—		20.50	4/8/2021
	84,000	—		15.50	1/14/2021
	66,000	—		27.00	2/1/2020
	18,000	—		18.75	9/30/2019

Kimberly M. Smith	—	25,000	(3)	4.11	1/6/2024

Gregory Weaver	31,250	—	(8)	4.86	8/26/2023

John Maslowski	—	20,000	(4)	2.94	5/13/2024
	—	20,000	(5)	4.95	1/17/2024
	8,750	8,750	(6)	5.49	7/19/2023
	13,600	—		15.50	1/14/2021
	4,000	—		18.75	10/6/2019

Robert Sheroff	—	100,000	(7)	4.11	1/6/2024
*    The information in the table reflects the occurrence of a 1-for-25 reverse split of our common stock that occurred on
April 30, 2013.

(1)	The unvested shares underlying the option vest quarterly in twelve 50,000 share installments until November 15, 2017, provided Mr. Pernock is our Chief Executive Officer on each vesting date.

(2)
The unvested shares underlying the option vest annually in two 43,750 share installments on each of the following two anniversary dates of the grant date, provided Mr. Pernock is our Chief Executive Officer on each vesting date.

(3)
The unvested shares underlying the option vest annually in four 6,250 share installments on each of the following four anniversary dates of the grant date, provided Ms. Smith is still employed by the Company on each vesting date.

(4)
The unvested shares underlying the option vest annually in four 5,000 share installments on each of the following four anniversary dates of the grant date, provided Mr. Maslowski is still employed by the Company on each vesting date.

(5)
The unvested shares underlying the option vest annually in four 5,000 share installments on each of the following four anniversary dates of the grant date, provided Mr. Maslowski is still employed by the Company on each vesting date.

(6)
The unvested shares underlying the option vest annually in two 4,375 share installments on each of the following two anniversary dates of the grant date, provided Mr. Maslowski is still employed by the Company on each vesting date.

(7)
The unvested shares underlying the option vest annually in four 25,000 share installments on each of the following four anniversary dates of the grant date, provided Mr. Sheroff is still employed by the Company on each vesting date.

(8)
Mr. Weaver's August 16, 2013 grant was originally made for 125,000 shares. Upon the termination of his employment with the Company, the unvested portion, or 93,750 shares underlying, Mr. Weaver's grant was canceled. Also, upon his termination of employment, Mr. Weaver forfeited the entire option grant awarded to him on January 17, 2014. On March 17, 2015, Mr. Weaver exercised this vested portion of his option, or 31,250 shares, that were outstanding as of December 31, 2014.
Pension Benefits
Two of our named executive officers, Ms. Smith and Mr. Maslowski, participated in the Company's qualified defined contribution plan. Their balances are based solely on pre-tax employee contributions as the Company provides no matching employer contributions at this time.
Nonqualified Deferred Compensation
None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Employment Agreement
On November 15, 2013, we entered into an employment agreement with Mr. David Pernock, which replaced our prior agreement with Mr. Pernock, pursuant to which Mr. Pernock continued to serve as our Chief Executive Officer for an initial term ending December 31, 2016, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $490,000. Commencing in 2014, Mr. Pernock is entitled to receive an annual bonus payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by our Compensation Committee, based on criteria established by the Compensation Committee. The targeted amount of the annual bonus shall be 60% of Mr. Pernock's base salary, although the actual bonus may be higher or lower.
Under the agreement, Mr. Pernock was granted an option to purchase 800,000 shares of our common stock, which vests in equal quarterly installments over a four-year period commencing on February 15, 2014, provided Mr. Pernock is our Chief Executive Officer on each vesting date. The vesting of all options set forth above shall accelerate upon a "change in control" as defined in the agreement, provided Mr. Pernock is employed by us within 60 days prior to the date of such change in control.
If Mr. Pernock's employment is terminated at our election at any time, for reasons other than death, disability, cause, a voluntary resignation or in the context of either party giving notice of non-renewal of the agreement, or by Mr. Pernock for good reason, Mr. Pernock shall be entitled to receive severance payments equal to twelve months of Mr. Pernock's base salary and of the premiums associated with continuation of Mr. Pernock's benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (a) Mr. Pernock is terminated, at our election at any time, for reasons other than death, disability, cause, voluntary resignation or in the context of either party giving notice of non-renewal of the agreement, or (b) Mr. Pernock terminates his employment for good reason, Mr. Pernock shall be entitled to receive severance payments equal to: (1) two years of Mr. Pernock's base salary, (2) Mr. Pernock's most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Pernock's benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum 45 days following such termination, provided Mr. Pernock has executed and delivered to us (and not revoked) a general release. For purposes of the agreement, "cause" for termination shall mean that Mr. Pernock: (A) pleads "guilty" or "no contest" to or is convicted of an act which is defined as a felony under federal or state law or the indictment of, or the bringing of formal charges against him on charges involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in any conduct that may cause harm to our reputation; or (D) materially breaches any term of his employment agreement. For purposes of the agreement, "good reason," means: (i) if the board of directors or that of any successor entity, fails to appoint or reappoint Mr. Pernock or removes Mr. Pernock as Chief Executive Officer; or (ii) if Mr. Pernock is assigned any duties materially inconsistent with the duties or responsibilities of the Chief Executive Officer or any other action by us that results in a material diminution in such position, authority, duties, or responsibilities. During the term of the agreement, and, if severance payments are being made, until 12 months thereafter, Mr. Pernock has agreed not to compete with us after termination of his employment.
Potential Payments on Termination or Change in Control
As discussed above in "Employment Agreements," we have provided Mr. Pernock certain benefits if we terminate his employment with us or upon a change of control of the company. We do not have any termination or change in control agreements or arrangements with our other named executive officers.

The following table sets forth estimated compensation that would have been payable to or received by Mr. Pernock as severance or upon a change in control of our company under various scenarios described in his employment agreement, assuming the termination triggering severance payments or a change in control took place on December 31, 2014:

Name and triggering event (1)	Lump Sum Severance payments ($)		Accelerated vesting of stock options ($) (2)	Other benefits ($) (3)	Total ($)
David Pernock
Termination without cause or for good reason (not in connection with a change in control)	490,000		—	11,900	501,900
Termination without cause or for good reason (within 18 months after a change in control)	980,000	(4)	—	11,900	991,900

(1)	Please see "Employment Agreement" above for a description of the definition of "cause" and "good reason" for Mr. Pernock.

(2)
As the closing price of our common stock on NASDAQ on December 31, 2014 was $2.59, there was no value attributable to acceleration of stock options because the exercise price of all unvested options were in excess of this closing price, accordingly all such options were "out of the money".

(3)
Amounts shown reflect payments based on the estimated cost of premiums associated with 12 months of continuation of benefits pursuant to COBRA to the extent that Mr. Pernock is eligible for them following the termination of his employment.

(4)	Mr. Pernock would also be entitled to the payment of his most recent annual bonus. Mr. Pernock elected not to receive an annual bonus during the previous year.
Gregory Weaver Separation Agreement
On October 2, 2014, we and Gregory Weaver, our former Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary entered into a termination agreement pursuant to which, among other items, Mr. Weaver released us from any claims he may have had against us or our affiliates. In connection with this agreement, Mr. Weaver was paid severance of $247,500 and was permitted 180 days to exercise any options to purchase our common stock that had vested as of the date of separation. The remaining unexercised stock options were canceled upon termination. Thus, upon termination of his employment, Mr. Weaver received the following:

Name	Lump Sum Severance Payments ($)	Accelerated Vesting of Stock Options ($) (1)	Other benefits ($) (2)	Total ($)
Gregory Weaver	247,500	—	3,542	251,042

(1)	As of the date on which Mr. Weaver was no longer an employee of the Company, all unvested options were terminated.

(2)	Amounts shown reflect payments based on the cost of premiums for two months of benefit continuation in 2014.
Director Compensation
In July 2013, our board of directors approved a revised compensation program for its non-employee board members pursuant to which, effective August 1, 2013:

•	each non-employee member of the board of directors will receive annualized cash compensation of $45,000;

•	the lead independent director will receive annualized cash compensation of $15,000;

•	the chair of the Audit Committee will receive annualized cash compensation of $14,000 and all other members of the committee will receive annualized cash compensation of $7,000;

•	the chair of the Compensation Committee will receive annualized cash compensation of $10,000 and all other members of the committee will receive annualized cash compensation of $5,000; and

•
the chair of the Nominating and Corporate Governance Committee will receive annualized cash compensation of $7,000 and all other members of the committee will receive annualized cash compensation of $3,000.

The following table sets forth the total compensation earned by our non-employee directors in 2014:
Director Compensation Table—2014

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Kelvin Moore	72,454	44,205	116,659
Marc Mazur	69,333	44,205	113,538
Marcus Smith	48,750	44,205	92,955
Julian Kirk	48,750	44,205	92,955
Christine St.Clare	67,167	44,205	111,372
Douglas Swirsky	65,000	44,205	109,205

(1)	Includes one payment for each director related to the month of December 2013 that was paid in 2014. As Mr. Moore is a foreign director, his compensation is net of applicable taxes withheld.

(2)
On June 20, 2014, our Board approved stock option grants in the amount of 18,000 shares to each director with a grant date fair value of $44,205. The grant date fair value of the option grant was calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation, the following assumptions were made: (a) expected life (years)—5.25; (b) volatility—69.43%; (c) dividend yield—none; and (d) discount rate—1.76%.

As of December 31, 2014, we had granted the following option awards to our non-executive directors who served as directors during 2014 (reflecting the occurrence of a 1-for-25 reverse split of our common stock that occurred on April 30, 2013):

Name	Option Awards	Exercise Price
Kelvin Moore	18,000	$4.14
	24,000	$5.49
	8,000	$3.50
	8,000	$15.50
	8,000	$18.75
Total	66,000

Marc Mazur	18,000	$4.14
	24,000	$5.49
	8,000	$3.50
	8,000	$15.50
	8,000	$26.00
Total	66,000

Marcus Smith	18,000	$4.14
	24,000	$5.49
	8,000	$5.00
Total	50,000

Julian Kirk	18,000	$4.14
	24,000	$5.49
	8,000	$5.00
Total	50,000

Christine St.Clare	18,000	$4.14
	24,000	$5.49
	8,000	$3.50
Total	50,000

Douglas Swirsky	18,000	$4.14
	24,000	$5.49
	8,000	$3.75
Total	50,000
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
Our directors, Marcus Smith and Julian Kirk are employees of Third Security, LLC, which manages and is under common control with our largest stockholder, NRM VII Holdings I, LLC. Each of Third Security, LLC and NRM VII Holdings I, LLC are controlled by Randal J. Kirk. Randal J. Kirk is also the chairman of the board and chief executive officer of Intrexon Corporation (NYSE:XON) ("Intrexon"). Julian Kirk, a member of our Board, is the son of Randal J. Kirk, who controls NRM VII Holdings I, LLC.

On October 5, 2012, we entered into an Exclusive Channel Collaboration Agreement with Intrexon that governs a “channel collaboration” arrangement between us and Intrexon. In June 2013, we entered into an amendment to the Exclusive Channel Collaboration Agreement. On January 10, 2014, we entered into a second amendment to the Exclusive Channel Collaboration Agreement with Intrexon. In connection with the execution of the second amendment, we entered into a separate supplemental stock issuance agreement with Intrexon pursuant to which we issued 1,024,590 shares of our common stock with a fair value of $5.2 million to Intrexon as partial consideration for the execution and delivery of the second amendment to the Exclusive Channel Collaboration Agreement. For the year ended December 31, 2014, the Company incurred research and development expenses of $4.2 million.
Approval Policy for Related Party Transactions
Pursuant to our formal Audit Committee charter , our Audit Committee is responsible for reviewing, approving and overseeing any transaction between us and any related person (as defined in Item 404 of Regulation S-K), and any other potential conflict of interest situations on an ongoing basis. In approving or rejecting the proposed agreement, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

PROPOSAL 1:
ELECTION OF DIRECTORS
Our certificate of incorporation provides that the Board be divided into three classes. Each director serves a term of three years. At each Annual Meeting, the stockholders elect directors for a three-year term and each director holds office for the term for which elected or until his or her successor is duly elected.
The Board currently consists of seven members: David Pernock, Kelvin Moore, Marc Mazur, Marcus Smith, Julian Kirk, Christine St.Clare and Douglas J. Swirsky. At the Annual Meeting, the stockholders will be asked to re-elect two directors, David Pernock and Kelvin Moore. The Board has nominated, upon the recommendation of the Nominating and Corporate Governance Committee, Messrs. Pernock and Moore, or Class III directors, each to serve a three-year term expiring at our 2018 Annual Meeting of Stockholders. We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board. With respect to our continuing directors, the term of Mr. Mazur, Ms. St.Clare and Mr. Swirsky, our Class I directors, will expire at our 2016 Annual Meeting of Stockholders, and the term of Julian Kirk and Marcus Smith, our Class II directors, will expire at our 2017 Annual Meeting of Stockholders.
Biographical information for our directors is provided above in the section entitled "Information About Directors and Executive Officers."
The persons named in the proxy will vote FOR each of these nominees, except where authority has been withheld as to a particular nominee.
Vote Required and Recommendation of the Board of Directors
A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect director nominees, and as such, the two nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more votes than any other nominee for the same director's seat. Broker non-votes will have no effect on this proposal. The Board recommends that stockholders vote FOR each of the two nominees for election to our Board.
PROPOSAL 2:
TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected BDO USA, LLP ("BDO") as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Our stockholders are being asked to ratify this appointment. In the event that ratification of this selection of independent registered public accounting firm is not approved by the stockholders, we will reassess our selection of BDO as our independent registered public accounting firm.

Representatives of BDO are expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement at the Annual Meeting.
Aggregate fees for professional services rendered by BDO for the respective services during the fiscal years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit Fees	$452,620	$349,870
Audit Related Fees	—	—
Tax Fees	—	27,080
All Other Fees	—	—
TOTAL	$452,620	$376,950
Audit Fees
Audit fees represent the aggregate fees billed for professional services rendered by BDO for the audit of our annual financial statements and internal controls over financial reporting, review of financial statements included in our quarterly reports, review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.
During 2014, the Company restated its financial information for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, condensed financial information for the quarterly periods in 2013 and 2012 and its condensed financial information for the quarterly period ending September 30, 2011 in the Company’s Amendment No. 2 on Form 10-K/A for the year ended December 31, 2013. $133,900 of the audit fees noted above related to this restatement. There were no such restatement fees during 2013.
Audit-Related Fees
Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. There were no such fees in either fiscal 2014 or fiscal 2013.
Tax Fees
Tax fees represent the aggregate fees billed for professional services rendered by our principal accountants for tax compliance, tax advice, and tax planning for such years. Beginning in 2014, we no longer utilized our independent registered public accounting firm for any tax services.
All Other Fees
All other fees represent the aggregate fees billed for products and services other than the services reported in the other categories. There were no such fees in either fiscal 2014 or fiscal 2013.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors' independence.
Vote Required and Recommendation of the Board of Directors
The approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. The Board recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board, which currently consists entirely of directors who meet the independence and experience requirements of the rules and regulations of NASDAQ and the Exchange Act, has furnished the following report.

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board, and for the appointment, compensation, retention, and oversight of the work of BDO USA, LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2014, the Audit Committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended 2014 with management;

•	discussed with BDO USA, LLP the matters required by the applicable requirements of the Public Company Accounting Oversight Board, relating to the conduct of the audit; and

•
received written disclosures and the letter from BDO USA, LLP regarding its communications with the Audit Committee concerning independence as required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee further discussed BDO USA, LLP’s independence with BDO USA, LLP. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 13, 2015.
Christine St.Clare (Chairperson)
Marc Mazur
Douglas J. Swirsky
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
A copy of our 2014 Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement, without charge, to stockholders entitled to notice of and to vote at the Annual Meeting, provided that we have not included the exhibits to the Form 10-K. The exhibits to the Form 10-K consist of (1) an amendment to the Stock Option Agreement between the Company and Mr. Pernock, (2) a consent of BDO USA, LLP to include the Company’s audited financials in the Form 10-K, and (3) customary certifications of the Company’s chief executive officer and chief financial officer regarding information contained in the Form 10-K. We will provide copies of these exhibits upon request by eligible stockholders, provided that we may impose a reasonable fee for providing such exhibits, which is limited to our reasonable expenses. Requests for copies of such exhibits should be mailed to Fibrocell Science, Inc., 405 Eagleview Blvd., Exton, Pennsylvania 19341, Attention: Corporate Secretary.
OTHER PROPOSED ACTION
Our Board does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2014 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2014 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail, c/o Fibrocell Science, Inc., 405 Eagleview Blvd., Exton, Pennsylvania 19341 or by phone at (484) 713-6000. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2014 Annual

Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this Proxy Statement or the 2014 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
If you wish to submit a proposal to be considered for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Corporate Secretary of the Company no later than January 1, 2016. Proposals received after that date will not be included in the proxy materials we send out in connection with the 2016 Annual Meeting of Stockholders. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. To be timely, stockholder notice of any such proposal must be received by us not later than January 1, 2016; provided, however, that in the event that the date of the 2016 Annual Meeting of Stockholders is held by more than thirty (30) days from the anniversary date of the 2015 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered not earlier than the close of business on the thirtieth day prior to the 2016 Annual Meeting of Stockholders; provided, that in the event that less than 40 days’ notice of the date of the meeting is given to stockholders, to be timely, a stockholders’ notice of business to be brought before the meeting shall be so received no later than the close of business of the tenth day following the day on which such notice of the date of the 2016 Annual Meeting of Stockholders was mailed. All stockholder proposals should be marked for the attention of Secretary, c/o Fibrocell Science, Inc., 405 Eagleview Blvd., Exton, Pennsylvania 19341. The notice of the proposal also must comply with the content requirements for such notices set forth in our Fourth Amended and Restated Bylaws
Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

By Order of the Board of Directors of FIBROCELL SCIENCE, INC.

/s/ DAVID PERNOCK
David Pernock
Chairman of the Board and Chief Executive Officer
April 30, 2015
Exton, Pennsylvania

FIBROCELL SCIENCE, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
June 24, 2015

The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 30, 2015, and hereby appoints David Pernock and Keith A. Goldan, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned's shares of common stock of Fibrocell Science, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held at the Hilton Garden Inn, 720 Eagleview Blvd., Exton, Pennsylvania 19341, on June 24, 2015 at 8:30 a.m., local time, and at any adjournments or postponements thereof.

1.	☐ For All	☐ Against All	☐ For All Except
The Board of Directors has nominated the following two persons for election as directors of the Company: David Pernock and Kelvin Moore. Their terms will expire at the 2018 Annual Meeting of Stockholders, or at such later date when their successors are duly elected and qualified.

2.	☐ For	☐ Against	☐ Abstain	To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

3.				In their discretion, upon such other matters as may properly come before the meeting.
The board of directors recommends a vote FOR the nominees and proposal above and if no specification is made, the shares will be voted for such nominees and proposal.

Dated	2015

Stockholder's Signature

Stockholder's Signature
Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.
PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, NEW YORK 10038. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR THE PROPOSAL SET FORTH IN ITEM 2. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.